Exhibit (l)(2)

[FORM OF OPINION]

Subject to Internal Review and Clearance

PRIVILEGED AND CONFIDENTIAL

June [    ], 2017

City National Rochdale Select Strategies Fund

400 Park Avenue

New York, NY 10022-4406

Attn:	F. Michael Gozzillo

Re:	City National Rochdale Select Strategies Fund

Ladies and Gentlemen:

You have requested our opinion regarding the U.S. federal income tax treatment of the anticipated investment by City National Rochdale Select Strategies Fund (the “Fund”) in equity-linked promissory notes issued in respect of certain segregated accounts of Iris Reinsurance Ltd., a Bermuda segregated accounts company limited by shares (“Iris Re”).

I.	Facts and Assumptions

A.	Facts

Following is a summary of the facts relevant to our opinion as you have explained them to us.

1.	The Fund

The Fund is newly organized and will be upon its launch a continuously offered, non-diversified, closed-end management investment company that is operated as an interval fund. The fund was organized under the laws of the State of Delaware on December 1, 2016, and is in the process of registering under the Investment Company Act of 1940, 15 U.S.C. Section 80a-1 et seq., as amended (the “1940 Act”).

The Fund intends to file an election to be a regulated investment company (a “RIC”) under Section1 851(b)(1), and it intends each year to meet the income requirements set forth in

1            All references to a “Section” or “§” herein are, except as specifically noted, references to sections of the Internal Revenue Code of 1986, as amended (the “Code”).

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Section 851(b)(2), the diversification requirements set forth in Section 851(b)(3) and the distribution requirements set forth in Section 852(a). The Fund uses the accrual method of accounting and has adopted an annual accounting period based on its fiscal year ending January 31.

The Fund generally pursues its investment objective by focusing on particular types of reinsurance investments providing exposure to the insurance risk of natural catastrophes, such as hurricanes and earthquakes. The Fund will normally implement its investment strategies by investing significantly in structured reinsurance investments, such as equity-linked notes and preferred shares, issued by insurance company segregated accounts or special purpose vehicles whose return is tied to underlying industry loss warranties in reinsurance contract form (“ILWs”) and/or catastrophe bonds (also known as event-linked bonds). Under normal circumstances, the fund will invest primarily in instruments designed to provide exposure to ILWs and/or catastrophe bonds, and at least 70% of its total assets in investments designed principally or exclusively to provide exposure to ILWs.2

2.	Iris Re

a.	Structure

Iris Re was formed as an exempted company limited by shares under the laws of Bermuda with a Memorandum of Association dated March 2, 2009, and was registered by the Bermuda Registrar of Companies on March 10, 2009. Under the Companies Act 1981 of Bermuda (the “Companies Act”), an exempted company limited by shares generally provides limited liability for all of its shareholders. Iris Re is registered under the Insurance Act 1978 of Bermuda (the “Insurance Act”) as a Class 3 Insurer and, as such, is subject to various regulatory requirements, including capital requirements, under the Insurance Act and applicable regulations. The capital requirements imposed under Bermuda law are expected to ensure that Iris Re is adequately capitalized.

Iris Re is also registered under the Segregated Accounts Companies Act 2000 of Bermuda (the “SAC Act”) as a segregated accounts company. Iris Re has issued bona fide equity interests other than interests in respect of its segregated accounts. As of the date hereof, Iris Re has three operating segregated accounts. Cartesian Re Master Fund, L.P. (“Cartesian”) is the beneficial owner of 100% of the assets held by one such segregated account, Segregated

2            ILWs are generally seasonal in nature, and it is expected that there will be periods during which the Fund is temporarily invested (directly or indirectly through structured reinsurance investments) largely or entirely in cash and/or cash equivalents, and that those periods may be as long as several months.

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Account Cartesian Iris ILW (the “Cartesian Account”). Iris Re will establish at least thirteen additional segregated accounts, the primary business of which will be entering into ILWs (collectively, the “Segregated Accounts”).3 More than 80% of the business of each Segregated Account will be entering into ILWs (measured by gross revenues). The Segregated Accounts will not be special purpose vehicles designed to enter into a series of discrete transactions and then be dissolved; instead, it is contemplated that the Segregated Accounts will be “evergreen,” entering into successive ILW transactions over time for so long as their capital remains outstanding. Iris Re may establish an additional segregated account, not discussed further herein, that would enter into a portfolio of catastrophe bonds, and the Fund would advance funds to this segregated account in exchange for an equity-linked promissory note similar to the “ELNs” described below.4

A protective election (each, a “Check the Box Election”) on Form 8832, Entity Classification Election, will be filed on behalf of each Segregated Account, to be effective on or before the date of the commencement of operations of that Segregated Account, to ensure that the Segregated Account is treated as a corporation for U.S. federal income tax purposes, pursuant to Treasury Regulations Section 301.7701-3. Iris Re will file a protective election to be treated as a corporation for federal income tax purposes, to be effective on or before the launch date of the Fund.

b.	Activities of the Segregated Accounts

The Segregated Accounts will engage primarily in the following activities: (1) writing or issuing ILWs; (2) receiving payments (premiums) from the counterparties pursuant to the terms of the ILWs; (3) making payments of any claims pursuant to the terms of the ILWs; (4) funding trust accounts pursuant to the terms of ILWs; (5) distributing amounts received from counterparties pursuant to the terms of the ILWs; and (6) limited activities directly related to the activities set forth in clauses (1)–(5) (e.g., the payment of expenses, the holding of cash and the direct or indirect investment in liquid assets5 of funds held as collateral to pay any claims under

3            The Segregated Accounts may, to a limited extent, enter into industry loss warranties in swap form (“ILW Swaps”) and catastrophe bonds, but each Segregated Account’s primary business, as described more fully herein, will be entering into ILWs.

4            We express no opinion as to the tax status of this additional segregated account or as to whether any income derived from it would constitute qualifying income for purposes of the 90% income test applicable to RICs under Section 851(b)(2). See also footnote 15 below.

5            For these purposes, liquid assets will consist of (i) cash equivalents, (ii) any readily marketable obligations issued directly or indirectly and fully guaranteed by the United States of America or any of its agencies (ii) U.S. state or municipal governmental obligations rated AA- or better, money market obligations, or other short-term debt obligations rated AAA, (iii) certificates of deposit issued by, or other deposit obligations of, commercial banks

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the ILWs). The Segregated Accounts will not hold material assets other than ILWs, cash, liquid assets, and the right to premiums, payments or collateral pursuant to the ILWs.

Each Segregated Account will have a defined investment focus and investment guidelines distinct from those of each other Segregated Account. Each Segregated Account will enter into and hold only those ILWs, ILW Swaps and catastrophe bonds which meet the investment guidelines for that Segregated Account as agreed by the Segregated Account and the Fund.

No Segregated Account will itself have any full-time employees. However, the Segregated Accounts will need to identify, evaluate, and price proposed ILW, ILW Swap and catastrophe bond investments on an ongoing (but somewhat seasonal) basis. To enable them to do so, Iris Re has employees acting in Bermuda to identify potential insurance contracts and counterparties, source and negotiate such contracts, administer and monitor the insurance policies, find and create insurance opportunities, meet with brokers and counterparties, analyze risks, take steps necessary to enter into and exit insurance opportunities, and oversee regulatory compliance. The Segregated Accounts may engage Iris Re’s general account to provide those services to the Segregated Accounts. Any such services would be performed by the general account’s employees. In addition, Iris Re contracts with Cartesian Re Management Co to provide risk modeling and shareholder services that Iris Re, in turn, provides to the Segregated Accounts. Cartesian Re Management Co does not undertake insurance investment activities or render investment advice to Iris Re, Iris Re’s general account or the Segregated Accounts. The costs of services provided by Cartesian Re Management Co and the costs of the general account’s employees are paid by the general account of Iris Re and not the Segregated Accounts.

The ILWs entered into by the Segregated Accounts will operate as reinsurance for insurance risks, principally for excess losses from natural catastrophes, such as hurricanes and earthquakes. ILWs are instruments that are privately negotiated among insurance companies, corporations, financial investors and public entities that seek to minimize commercial disruption in the event of the occurrence of natural disasters that negatively impact business operations. ILWs typically cover, among other things, natural catastrophe events, such as earthquakes, tornadoes, hurricanes, typhoons and windstorms in the United States, Europe, Japan, Australia and New Zealand. The ILWs entered into by the Segregated Accounts will not insure investment or business risks. The primary business, and more than 80% of the business (measured by gross

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chartered by the United States, any state thereof, or Bermuda, each having, at the date of acquisition by the Fund, combined capital and surplus of at least $250 million or the equivalent thereof and whose parent entity has a long-term credit rating determined by Moody’s of Aa or better. All investments noted in (i) through (iii) must have a stated maturity of one year or less. At all times the average credit rating of those funds invested in the instruments noted in (i) through (iii) must be AA- or better.

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revenues), of each Segregated Account will be entering into ILWs under which payments by the Segregated Account will be triggered only if both (a) industry-wide losses from one or more specified catastrophic events exceed a threshold amount, and (b) the counterparty to the ILW suffers corresponding losses as a result of the specified catastrophic event(s).

The counterparties to the ILWs are not related to the Fund, to Cartesian, to Iris Re, or to any of their respective managers or affiliates. The insurance policies and contracts underlying the ILWs are ultimately held by numerous unrelated policyholders. Neither the Segregated Accounts nor the Fund will be insured or reinsured under any insurance policy or contract underlying any ILW entered into by a Segregated Account. The amounts paid by counterparties to the Segregated Accounts upon issuance of the ILWs will be based on the parties’ respective assessments of the underlying risks, and will be determined based on arm’s-length negotiations.

c.	Investment in and Ownership of the Segregated Accounts

Iris Re will issue non-voting redeemable preferred share interests to the Cartesian Account in respect of each Segregated Account, and it is expected that the Cartesian Account will continue to own those preferred share interests throughout the period relevant hereto.6 Each Segregated Account will also issue ordinary shares (“Voting Shares”) that entitle the holder(s) thereof to an economic interest in the Segregated Account and that collectively possess all voting power in respect of the Segregated Account. All Voting Shares in each Segregated Account will be held by Pangaea One, L.P., a Delaware limited partnership (“Pangaea”). Pangaea is the sole holder of common shares of the general account of Iris Re. Pangaea is also the sole holder of the units of Cartesian Iris GP, LLC, a Delaware limited liability company (“Cartesian GP”), which is the general partner of Cartesian. We understand that the Voting Shares will represent only a small economic interest (likely less than 1%) in the respective issuing Segregated Accounts and that Pangaea will make only a small investment (likely less than 1% of the aggregate capitalization of each Segregated Account) to acquire those shares. Apart from the ELNs discussed below, the Segregated Accounts will not issue any securities to investors other than the foregoing preferred share interests and Voting Shares.

6            The preferred share interests will also be available for investment, directly or indirectly through a segregated account of Iris Re, by an unregistered Alternative Investment Fund Managers Directive-compliant Luxembourg hedge fund (the “Luxembourg Hedge Fund”) and through Iris Re ILS – Investor Segregated Account Insurance Linked Non-Voting Redeemable Preferred Shares, which are listed on the Bermuda Stock Exchange (the “Listed Shares”). The Luxembourg Hedge Fund and Listed Shares are in the early marketing stage. It is expected that the Luxembourg Hedge Fund and Listed Shares will invest in each Segregated Account in which the Fund invests.

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Under Bermuda law and the provisions of the Bye-Laws of Iris Re, adopted by shareholders’ resolutions effective June 5, 2009 (the “Bye-Laws”), Iris Re’s board of directors (the “Board”) will act as such in respect of Iris Re and each Segregated Account. The Board will consist of not less than two and not more than six persons (“Board Members”). The Board will have all the powers, including with respect to the Segregated Accounts, that are ordinarily exercised by the board of directors of a Bermuda corporation, which are generally analogous to the powers ordinarily exercised by the board of directors of a U.S. corporation. Only the holders of the ordinary shares of Iris Re will be entitled to elect, appoint and replace Board Members.

As provided in the form of formation document for each Segregated Account (the “Form Formation Document”), the Board has delegated certain powers with respect to the Segregated Account to the board of managers of the Segregated Account (each, a “Board of Managers”). Each Segregated Account will have a separate Board of Managers and each Board of Managers will consist of not less than two persons (“Managers”). Pursuant to the form of master securityholder agreement for each Segregated Account between the holders of Voting Shares, preferred share interests and ELNs (as defined below) (the “Form Master Agreement”), the Board of Managers will have the sole discretion to exercise the powers with respect to the relevant Segregated Account delegated to it by the Board, and each Manager will have powers similar to those of a director in relation solely to the applicable Segregated Account. The powers delegated to the Board of Managers will include the authority to engage Iris Re’s general account to provide the services described above.7 No Manager of any Segregated Account will be an employee of, or otherwise affiliated with, Iris Re or its affiliates, City National Rochdale LLC, the Fund’s investment advisor (“CNR”), the Fund or any CNR or Fund affiliate. Only the holders of the Voting Shares will be entitled to elect, appoint and replace Managers.

Pangaea, as the sole holder of Voting Shares of each Segregated Account, will assign all of its voting rights in the Segregated Accounts to three independent third party administrators (the “Administrators”) such that no Administrator will hold 45% or more of the voting power of the Segregated Accounts in the aggregate, determined on a net asset value dollar-weighted basis. The voting rights will be exercised by the Administrators pursuant to contractual arrangements between the Administrators and the holders of the Voting Shares (the “Voting Agreements”). The Administrators will act on behalf of the holders of Voting Shares and independently exercise the voting rights of the Voting Shares, including with respect to the election of Board Members and Managers. The Voting Agreements are not in the form of trust agreements, do not purport to create trusts, do not name trustees and do not contemplate a transfer of Voting Shares or other property to any trust. The Administrators will not receive any fund distributions in respect of the

7            The Board of Managers of each Segregated Account will exercise its powers by contract and not pursuant to the SAC Act or any other applicable Bermuda law.

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Voting Shares or any proceeds of any dispositions thereof. Their rights in the Voting Agreements will be non-transferable. The Voting Agreements will follow a fixed form (the “Form Voting Agreement”).

Section [X] of the Form Voting Agreement provides (and each Voting Agreement shall provide):

Other than the administration fees payable hereunder, and any indemnification or other payments that may be required in connection with a breach of this Agreement, the only amounts or property payable, transferable or distributable hereunder or with respect to or in respect of the Voting Shares shall be payable, transferable or distributable to Pangaea. This Section [X] is intended to ensure that this Agreement, if characterized as establishing a trust for U.S. federal income tax purposes, establishes a so-called grantor trust under Code Section 672(f).

The Voting Agreements may not be terminated prior to the expiration thereof, provided that Pangaea will have the right to terminate a Voting Agreement in the case of malfeasance of an Administrator in the discharge of its duties under the arrangement. Upon the expiration of the term of a Voting Agreement which is not renewed, or in the event of the termination by Pangaea of a Voting Agreement, a new Voting Agreement will be entered into with respect to the relevant Segregated Accounts with a new independent third party administrator meeting certain minimum specified criteria. We understand that the Administrators will consistently exercise the voting rights of the Voting Shares of the Segregated Accounts. No Administrator of any Segregated Account will be an affiliate of Pangaea, Iris Re, CNR, the Fund, Cartesian, Cartesian GP, the Cartesian Account, or any of their respective affiliates, and no Administrator will be required to, or otherwise will, act upon the instructions of Pangaea, Iris Re, CNR, the Fund, Cartesian, Cartesian GP, the Cartesian Account, or any of their respective affiliates.

d.	ELNs Issued by the Segregated Accounts

The Fund will advance funds to each Segregated Account in exchange for equity-linked promissory notes (the “ELNs”) issued by that Segregated Account.8 Neither the Fund, nor CNR,

8            It is expected that the Fund’s investment in and holding of ELNs issued by the various Segregated Accounts will be made such that, if the ELNs were the Fund’s sole investments, the Fund would meet the requirements of Section 851(b)(3) if each Segregated Account is treated as a separate issuer as described herein. No opinion is expressed herein as to whether the Fund’s allocation of its ELN investments among the Segregated

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nor any of their affiliates will have any right to vote in respect of, to influence or control the exercise of voting rights in respect of, or to participate in the management of Pangaea, Cartesian, Cartesian GP, Iris Re, the Cartesian Account or any Segregated Account (as holder of the ELNs, by contract, or otherwise). None of them will own any interest in the general account of Iris Re, and, apart from the ELNs, none of them will hold any direct or indirect debt or equity interest (e.g., through any other entity or chain of entities) in Pangaea, the Segregated Accounts, or Iris Re (or its general account).

The form of ELN (the “Form ELN”) provides that the ELN shall be treated as non-voting equity in the Segregated Account for U.S. federal income tax purposes and debt for purposes of Bermuda law. The Form ELN further provides that holders of ELNs shall have no right to participate in the management of Pangaea, Cartesian, Cartesian GP, Iris Re, the Cartesian Account, the Segregated Account or any affiliate of Iris Re.

At least initially, the dollar amount of the Fund’s investment in the ELNs of each Segregated Account is likely to be somewhat smaller than that of the Cartesian Account’s investment in preferred share interests of the corresponding Segregated Account. It is possible that, if the Fund receives enough investments from investors over time, the dollar amount of its investments in ELNs of some or all Segregated Accounts could at some point exceed that of the Cartesian Account in preferred share interests of the corresponding Segregated Accounts.

The ELNs will be direct, unsecured and unsubordinated obligations of Iris Re in respect of the applicable Segregated Accounts and will rank pari passu with the preferred share interests issued in respect of the Segregated Accounts to the Cartesian Account. The Form Master Agreement sets forth the status, rights and obligations of the holders in each corresponding Segregated Account. Each ELN will mature ten years after its issuance date, subject to extension by mutual agreement of Iris Re and the Fund. The purchase and redemption price of the ELNs, including at maturity, will be determined based on a valuation methodology agreed upon by the Fund and Iris Re, and the ELNs will not entitle their holders to a guaranteed return of principal. The valuation methodology will tie the purchase and redemption price of the ELNs issued in respect of each Segregated Account to the valuation of the preferred share interests issued in respect of that Segregated Account, offset by the difference between any fees and expenses of that Segregated Account assessable only to the holder of the ELNs and any such fees and expenses assessable only to the holders of preferred share interests. The ELNs will be priced at least monthly by the applicable Segregated Account. If Iris Re is accepting additional investments in respect of a Segregated Account, the Fund may advance additional funds to Iris

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Accounts will be sufficient to meet the requirements of Section 851(b)(3) if each Segregated Account is treated as a separate issuer.

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Re in respect of the Segregated Account in exchange for additional ELNs in respect of the Segregated Account, based on the foregoing valuation methodology.

The return on the ELNs issued in respect of a Segregated Account will equal the economic return that the Fund would have earned by owning preferred share interests issued in respect of the Segregated Account equal to the amount of the Fund’s pro rata interest in the total capitalization attributable to the Segregated Account, net of the effect of fees and expenses of that Segregated Account assessable only to the holder of the ELNs and any fees or expenses of that Segregated Account assessable only to the holders of preferred share interests. The amount payable on the ELNs issued in respect of a Segregated Account will be reduced by any losses incurred in that Segregated Account, which losses will be shared, pari passu, with the preferred share interests issued in respect of that Segregated Account. Because the amount payable on an ELN will be reduced by losses incurred in the applicable Segregated Account, all or part of the principal on an ELN may be lost in the event of the occurrence of a triggering event specified in the ILWs entered into by the applicable Segregated Account.

The Fund (or any other holder) may sell the ELNs without the consent of Iris Re, Cartesian, or any of their respective affiliates. The ELNs will be separately transferable: the holder of an ELN in respect of one Segregated Account may transfer that ELN whether or not the holder transfers an ELN in respect of any other Segregated Account.

The ELNs will include a variety of redemption rights. Any amounts paid in connection with the redemption of ELNs (including at maturity, if the maturity date is not extended by mutual agreement) will be based on the valuation methodology agreed upon by the Fund and Iris Re, as described above (and not, for example, on the face amount of the ELNs). In the event of a default by a Segregated Account or the liquidation or reorganization of the Fund, the ELNs will be mandatorily redeemed. In the event of a change in tax law that materially and adversely affects either (i) the Fund’s ability to qualify for treatment as a RIC or (ii) the tax treatment of the Fund’s investment in ELNs, the Fund will have the right to redeem the ELNs in full. In the case of a mandatory or full redemption, the redemption date shall occur no later than 90 calendar days following the submission of the redemption request, subject to the retention of the Fund’s ratable portion of (i) the release of collateral held pursuant to insurance policies previously executed for the benefit of Iris Re, and (ii) the release of any amounts held back as a result of loss-development events and reasonably estimated expenses, liabilities, and contingencies related to such loss-development events. In all cases, the loss-development retention period lasts no longer than 36 months. The Fund, as holder of the ELNs, will also have the right to redeem the ELNs on February 15, May 15, August 15 and November 15 each year, subject to submission of

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a redemption request at least 15 calendar days prior to the requested redemption date, and subject to the following limitations:9

●	On February 15, the Fund will be entitled to redeem 100% of its interest in respect of any Segregated Account;
●

On May 15, the Fund will be entitled to redeem up to 25% of its interest in respect of a Segregated Account (or, if sufficient liquid assets exist in the Segregated Account, up to 50% of its interest in the Segregated Account); and

●	On August 15 and November 15, the Fund may redeem up to 5% of its interest in respect of a Segregated Account if there are sufficient assets in the Segregated Account.

There is no requirement or understanding that investments in ELNs or transfers or redemptions of ELNs will be made on a ratable basis across the Segregated Accounts.

Although the ELNs will be treated as debt under Bermuda law, the Fund, Iris Re and the Cartesian Account have all agreed to treat the ELNs as non-voting common equity in the respective Segregated Accounts for U.S. federal income tax purposes.

B.	Assumptions and Limitations

For purposes of our opinion, we have examined and relied upon such documents, records and communications as we have deemed relevant or necessary, including, without limitation, the Memorandum of Association of Iris Re, dated March 2, 2009, the Bye-Laws, the Form Master Agreement, the Form Voting Agreement, the Form Formation Document, the form of Subscription Agreement relating to the ELNs (the “Form Subscription Agreement”), and the Form ELN.

With your permission, we have also made the following assumptions in connection with our opinion and are relying upon their truth and accuracy at all relevant times. If any one of the following assumptions, or any of the facts set forth above, is determined not to be true or accurate, the tax treatment of the subject matter of our opinion may be different than that set forth herein.

9            We understand that those limitations are generally the consequence of the expected levels of liquidity in the Segregated Accounts during the year, taking into account the collateral commitments associated with the ILWs and the seasonal nature of the ILWs the Segregated Accounts expect to enter into.

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We have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and authenticity and completeness of originals of all documents submitted to us as copies (including as electronic copies), the capacity and authority of each party executing a document to so execute the document, and that the signatures on all documents examined by us are genuine. We have also assumed that:

1.	Iris Re is, and will be at all times relevant hereto, duly formed, properly registered and in good standing under the Companies Act, the SAC Act and the Insurance Act.

2.

The SAC Act is a statute that provides for the organization or establishment of segregated accounts, and under the SAC Act: (a) members or participants of Iris Re are permitted to have rights, powers or duties with respect to segregated accounts, (b) a segregated account is permitted to have separate rights, powers or duties with respect to specified property or obligations, and (c) the segregation of assets and liabilities is permitted such that none of the debts and liabilities of Iris Re (other than liabilities to Bermuda related to the organization or operation of Iris Re, none of which remain outstanding) or of any other segregated account of Iris Re are enforceable against the assets of a particular segregated account of Iris Re.

3.

Iris Re is a juridical entity that establishes and maintains segregated accounts within the meaning of the SAC Act, and each Segregated Account is a segregated account within the meaning of the SAC Act.

4.	All owners of a Bermuda segregated asset company (and of interests in any segregated account thereof) have limited liability under Bermuda law.

5.

The primary business, and more than 80% of the business (measured by gross revenues), of each Segregated Account will be entering into ILWs under which payments by the Segregated Account to the counterparty will be triggered only if both (a) industry-wide losses from one or more specified catastrophic events exceed a threshold amount, and (b) the counterparty to the ILW suffers corresponding losses as a result of the specified catastrophic event(s).

6.

The ILWs will be valid and binding obligations of the applicable Segregated Accounts that enter into them (and not of any other Segregated Account or of the Iris Re general fund) and of the counterparties thereto, and amounts that become due to a Segregated Account or counterparty under any ILW will be payable (and paid) by the applicable Segregated Account (and not by any other Segregated Account or the Iris Re general fund) according to the terms of the obligation.

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7.	Each Segregated Account will consist of a separate pool of assets and liabilities and a separate stream of earnings.

8.

The holders of interests in a Segregated Account (including holders of ELNs issued by that Segregated Account) may, in that capacity, share only in the income, and bear only the losses, of that segregated account, and not of any other Segregated Account or of the general account of Iris Re.

9.

The ownership interest of interest holders in a Segregated Account (including holders of ELNs issued by that Segregated Account) will be limited to the assets of that segregated account upon redemption, liquidation, or termination of such segregated account.

10.	The recourse of creditors of a Segregated Account (including the holders of ELNs) is limited to the assets of that segregated account for recovery of expenses, charges and liabilities.

11.

Each Segregated Account will have a defined investment focus and investment guidelines distinct from those of each other Segregated Account. Each Segregated Account will enter into and hold only those ILWs, ILW Swaps and catastrophe bonds which meet the investment guidelines for that Segregated Account as agreed by the Segregated Account and the Fund.

12.	The payment of the expenses, charges and liabilities of a Segregated Account will be limited to that Segregated Account’s assets.

13.	Each ELN will be in the form of the Form ELN, and each ELN will be issued pursuant to a subscription agreement in the form of the Form Subscription Agreement.

14.

No owner of a 50% interest in the vote or value of the Fund or any Segregated Account (treating the ELNs as equity for this purpose) will be insured under any insurance policy or contract underlying any ILW entered into by the Segregated Accounts.

15.

No owner of a 50% interest in the vote or value of the Fund or any Segregated Account (treating the ELNs as equity for this purpose) will own a 50% interest in the vote or value of any entity insured under any insurance policy or contract underlying any ILW entered into by the Segregated Accounts.

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16.

None of the Segregated Accounts will write any life insurance policies (including variable life insurance policies) or annuities, or otherwise engage in any activities that could cause it be considered to be a life insurance company.

17.

No election on Form 8832 in respect of any entity deemed created under any Voting Agreement has ever been filed (or will ever be filed) for such entity to be treated as an association taxable as a corporation for United States federal income tax purposes.

Our opinion is limited solely to the federal income tax laws of the United States, does not cover matters arising under the laws of any other jurisdiction, and is based on our analysis of the provisions of the Code, the temporary and permanent Treasury Regulations promulgated thereunder (the “Treasury Regulations”), case law, and published revenue rulings and procedures of the Internal Revenue Service (the “IRS”), in each case as outstanding and in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. Any such changes or new interpretations could affect our analysis and conclusions. In particular, we express no opinion as to Bermuda law, or as to its application to Iris Re, the Segregated Accounts, and the arrangements described herein. The IRS and the courts are not bound by, and might disagree with, the conclusions set forth herein. We assume no obligation to update our opinion to address other facts (including any transactions or other events occurring after the date hereof) or any changes in law or interpretation thereof that may hereafter occur.

In acting as special outside tax counsel to you with respect to the federal income tax matters discussed herein, we have been compensated on an hourly basis and no portion of our fee, expressly or by implication, is contingent on, may be reduced as a result of, or is otherwise based upon the federal income tax treatment of the Fund, Iris Re or the Segregated Accounts. We have made no statement, oral or written, that relates to the financial accounting treatment of the income attributable to the Fund’s direct or indirect investments.

We express no opinion other than that specifically set forth below. Our opinion is predicated on the assumption that neither the Fund nor Iris Re nor any Segregated Account nor any of their respective affiliates has taken or will take a position inconsistent with our opinion.

Our opinion is rendered only to you and relates only to the federal income tax treatment of the Fund’s investment in the Segregated Accounts, as discussed herein, and may not be relied upon by any other person or entity or used for any other purpose without our prior written consent, except as expressly described below. You may deliver this opinion to the Board of Trustees of the Fund who may rely on it solely in connection with those matters specifically addressed below. This opinion may also be disclosed to the shareholders of the Fund, and they may rely on it in connection with those matters specifically addressed below, it being understood that we are not establishing any attorney-client relationship with any such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Fund’s Registration Statement on Form N-2 and to the use of our name and any reference to our firm in such Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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II.	Conclusion

Subject to and on the basis of the foregoing, it is our opinion that, for U.S. federal income tax purposes:

A.	The Segregated Accounts will more likely than not be treated as separate corporations;

B.

The Fund, more likely than not, will not be treated as a “United States shareholder” (within the meaning of Section 951(b)) of a “controlled foreign corporation” in respect of its investment in a Segregated Account; and

C.	The Segregated Accounts, more likely than not, will not be treated as “passive foreign investment companies.”

III.	Analysis and Discussion

A.	The Segregated Accounts will more likely than not be treated as separate corporations for federal income tax purposes.

1.	A long line of guidance supports treating the Segregated Accounts as separate entities.

Other than Proposed Treasury Regulations Section 301.7701-1(a)(5), discussed below in Part III.A.2, which is not effective unless and until finalized, there is no guidance that explicitly controls whether foreign segregated accounts like the Segregated Accounts are treated as separate entities for U.S. federal income tax purposes. There is, however, a long line of guidance addressing the tax treatment of similar structures that supports treating the Segregated Accounts as separate entities (and, therefore, as separate corporations, taking the Check the Box Elections into account) for federal income tax purposes.

As a general matter, in issuing Proposed Treasury Regulations Section 301.7701-1(a)(5), the IRS noted that:

under certain circumstances, arrangements that are not recognized as entities under State law may be treated as separate entities for Federal tax purposes. Section 301.7701-1(a)(2). For example, courts have found entities for tax purposes in some co-ownership situations where the co-owners agree to restrict their ability to sell, lease or encumber their interests, waive their rights to partition property, or allow certain management decisions to be made other than by unanimous agreement among co-owners. Bergford v.

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Commissioner, 12 F. 3d 166 (9th Cir. 1993); Bussing v. Commissioner, 89 T.C. 1050 (1987); Alhouse v. Commissioner, T.C. Memo. 1991-652

Notice of Proposed Rulemaking, Fed. Reg. Vol. 75, No. 177, p. 55699. 55700, 09/14/2010. The Segregated Accounts meet each of those criteria: The owners of the Segregated Accounts here have no rights to sell, lease, or encumber the assets of the Segregated Accounts, may not partition the assets of the Segregated Accounts (and the rights of the ELN holders to redeem their ELNs are limited as set forth above), and do not control the management of the Segregated Accounts by unanimous agreement.

In Union Trusteed Funds, Inc. v. Commissioner, 8 T.C. 1133 (1947), acq., 1947-2 C.B. 4, the Tax Court addressed the federal income tax status of a RIC incorporated as a Delaware corporation and organized into five distinct funds with different investment objectives. The RIC had calculated its net capital gains on an aggregate basis and ratably allocated those net capital gains across all distributions. The IRS took the position that the funds should be treated as separate corporations. The Tax Court held that net capital gains would need to be calculated on an aggregate basis for the entire corporation. But the Tax Court also acknowledged the separateness of the funds under state law, holding that the corporation could not designate as capital gain dividends amounts which were not, in law and in fact, capital gains to which the shareholder distributees were entitled. Four of the funds recognized no capital gains, and the capital gains of the fifth fund could not legally be distributed to the shareholders of any other fund.

In National Securities Series—Industrial Stock Series v. Commissioner, 13 T.C. 884 (1949), acq. 1950-1 C.B. 4, the Tax Court assumed, without deciding, that the separate series of a series entity organized as a trust were separate entities for tax purposes. The issue was whether shareholder redemptions that carried out earnings of a series (under so-called “equalization”) were preferential dividends. The Tax Court ultimately held that the distributions were not preferential. The taxpayers, the IRS and the Tax Court all apparently assumed that each series was treated as a separate entity for tax purposes—the issue was whether the dividends were preferential between the shareholders of each series.

Revenue Ruling 55-416, 1955-1 C.B. 416, citing National Securities Series, assumed that multiple RICs formed under a single trust agreement would be treated as separate entities in applying equalization to determine whether the RICs met their distribution requirements.

Revenue Ruling 56-246, 1956-1 C.B. 316, citing Union Trusteed Funds, specifically held that a multi-fund RIC constituted one taxpayer for federal income tax purposes. The 1986 enactment of Section 851(g) (at the time, Section 851(q)), however, rendered Revenue Ruling 56-246 obsolete. See Rev. Rul. 88-14, 1988-1 C.B. 405. Section 851(g) provides that, in the case of a RIC having more than one fund, each fund will generally be treated as a separate

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corporation. Treating the Segregated Accounts as separate entities is consistent with Section 851(g).

Citing National Securities Series and Revenue Ruling 55-416, General Counsel Memorandum 39211 (Jan. 13, 1984) acknowledged that both the Tax Court and the IRS had endorsed the position that a single trust consisting of separate entities can be classified as multiple taxpayers. 10 General Counsel Memorandum 39211 distinguished Rev. Rul. 56-246 and Union Trusteed Funds, which involved entities incorporated under state law, by focusing on the difference between business entities incorporated under state law and unincorporated business entities. The distinction between incorporated and unincorporated entities was important at the time of the General Counsel Memorandum, because the distinction determined whether an entity’s classification would be analyzed under the corporate resemblance test. Treas. Reg. § 301.7701-2(a)(3) (prior to amendment by T.D. 8697, 1997-2 I.R.B. 11). In 1996, however, the IRS and Treasury promulgated the so-called “check-the-box regulations” and rendered the distinction between incorporated and unincorporated entities in this context largely irrelevant—the application of the check-the-box regulations to an entity generally depends on whether the entity is a per se corporation or an eligible entity. See Treas. Reg. § 301.7701-3(a).

Since 1996, the IRS has cited National Securities Series in concluding that the series of series entities should be treated as separate entities for federal tax purposes. For example, in Private Letter Ruling 9847013 (Aug. 20, 1998) and Private Letter Ruling 9819002 (Jan. 27, 1998),11 the IRS ruled that each series of a series trust would be treated as a separate entity for tax purposes.

More recently, in Private Letter Ruling 200803004 (Oct. 15, 2007), the IRS concluded that each series of a series LLC would be treated as a separate entity based on the following representations:

●	Each series will consist of a separate pool of assets, liabilities and stream of earnings;
●	The shareholders of a series may share only in the income of that series;
●	The ownership interest of the shareholders of a series will be limited to the assets of that series upon redemption, liquidation, or termination of such series;

10            The analysis related to trusts is not directly relevant here. The Segregated Accounts are not trusts for U.S. federal income tax purposes. See Treas. Reg. § 301.7701-4.

11            Private letter rulings generally may indicate the nature of the IRS’s analysis of a substantive issue at the time they are issued; however, under Section 6110(k)(3), they may not be used or cited as precedent. See also, e.g., Amergen Energy Co. LLC v. United States, 94 Fed. Cl. 413, 418-19 (2010); Am. Stores Co. v. Comm’r, 170 F.3d 1267 (10th Cir. 1999).

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●	The payment of the expenses, charges and liabilities of a series will be limited to that series’ assets;
●	The creditors of a series are limited to the assets of that series for recovery of expenses, charges and liabilities; and
●	Each series will have its own investment objectives, policies and restrictions.

The IRS also ruled that each series could independently elect to be treated as a corporation or could be treated as a disregarded entity or partnership (depending on the number of owners of that series).

As noted above, we understand that the representations set forth above are generally applicable, by analogy, to the Segregated Accounts. Based on that understanding and the authorities set forth above, the Segregated Accounts will more likely than not be treated as separate entities, and, by reason of the Check the Box Elections, as separate corporations, for U.S. federal income tax purposes.

2.	Treatment of the Segregated Accounts as separate entities formed under local law is consistent with Proposed Treasury Regulations Section 301.7701-1(a)(5)(ii).

In September 2010, the IRS and Treasury issued proposed regulations that would generally provide that a series of a domestic series LLC, a cell of a domestic cell company, or a foreign series or cell that conducts an insurance business will be treated as a separate entity for federal tax purposes, whether or not it is a juridical person for local law purposes. These proposed regulations would be effective only once they are published as final in the Federal Register. See Prop. Treas. Reg. § 301.7701-1(f). Thus, the proposed regulations do not by their terms apply at this time, but they are nevertheless instructive as to the IRS and Treasury’s position on the treatment of series and cell entities.

Under Proposed Treasury Regulations Section 301.7701-1(a)(5)(ii), a “series” organized or established under the laws of a foreign jurisdiction would be treated as an “entity formed under local law,” subject to classification (e.g., as a corporation or partnership) under generally applicable federal income tax principles, if the arrangements and other activities of the series, if conducted by a domestic company, would result in its classification as an insurance company within the meaning of Section 816(a) or Section 831(c). The term “series” is defined to include a “series, cell, segregated account, or segregated portfolio, including a cell, segregated account, or segregated portfolio that is formed under the insurance code of a jurisdiction or is engaged in an insurance business.” Prop. Treas. Reg. § 301.7701-1(a)(5)(viii)(C). Based on the facts and

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assumptions set forth above, the Segregated Accounts should qualify as “series” under the proposed regulations.12

It appears that a domestic company engaged in the arrangements and other activities of the Segregated Accounts would be classified as an insurance company under Section 831(c). Section 831(c) (which applies to insurance companies other than life insurance companies) refers to the definition in Section 816(a) (which applies to life insurance companies). Under the last sentence of Section 816(a), an insurance company is “any company more than half of the business of which during the taxable year is the issuing of insurance or annuity contracts or the underwriting of risks underwritten by insurance companies.” 13

Neither the Code nor the Treasury Regulations provides a definition of “insurance,” but the Supreme Court has explained that in order for an arrangement to constitute insurance for federal income tax purposes, both risk shifting and risk distribution must be present. Helvering v. Le Gierse, 312 U.S. 531 (1941). Courts have also held that two additional elements must be present: (1) involvement of an insurance risk; and (2) insurance in its commonly accepted sense. See, e.g., AMERCO, Inc. v. Comm’r, 979 F.2d 162, 164-65 (9th Cir. 1992). Both direct insurance and reinsurance business may qualify a taxpayer as an insurance company under Section 816(a) or Section 831(c). See Rev. Rul. 2009-26, 2009-38 I.R.B. 366. But see Section 845 (granting authority to reallocate, recharacterize or make other adjustments with respect to certain reinsurance arrangements). Risk shifting is present here because the risks to which insurance policyholders are subject are shifted to the ILW counterparties, who, in turn, shift a portion of those risks to the Segregated Accounts under the ILWs. See Rev. Rul. 2009-26. Risk distribution is present here because the insurance policies and contracts underlying the ILWs entered into by each Segregated Account are ultimately held by numerous unrelated policyholders. See id. The risks underlying the Segregated Accounts’ ILWs should constitute

12            In issuing the proposed regulations, the IRS specifically noted that “Series or cell company statutes in a number of foreign jurisdictions allow series or cells to engage in insurance businesses. See, for example, … [the] Segregated Accounts Companies Act (2000) (Bermuda).” Notice of Proposed Rulemaking, Fed. Reg. Vol. 75, No. 177, p. 55699, 55702. 09/14/2010.

13            Legislative history indicates that the determination of whether more than half of the business activity of a corporation is related to the issuing of insurance contracts should be based on the facts and circumstances. S. Comm. on Fin., 98th Cong., Deficit Reduction Act of 1984, Explanation of Provisions Approved by the Committee on March 21, 1984, Vol. I, 525-26 (Comm. Print 1984). We are aware of no regulations, published rulings, or decided cases squarely addressing the application of that determination. We would not expect that a domestic company engaged in the arrangements and other activities of the Segregated Accounts would be a life insurance company under Section 816(a), because more than 50% of each Segregated Account’s “total reserves” likely will not consist of “life insurance reserves” and certain unearned premiums and unpaid losses on noncancellable life, accident, or health policies. See Sections 816(a)–(c).

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insurance risks—the ILWs will principally cover the risks of natural catastrophes (such as hurricane and earthquake risks), not merely investment or business risks.

In determining whether an arrangement constitutes insurance in its commonly accepted sense, courts have considered such factors as: (1) whether the insurer is organized, operated, and regulated as an insurance company by the states in which it does business; (2) whether the insurer is adequately capitalized; (3) whether the insurance policies are valid and binding; (4) whether the premiums are reasonable in relation to the risk of loss; and (5) whether premiums are duly paid and loss claims are duly satisfied. See R.V.I. Guar. Co., Ltd. v. Comm’r, 145 T.C. 209 (2015). Here, Iris Re is registered under the Insurance Act as a Class 3 Insurer and, as such, is subject to various regulatory requirements, including capital requirements, under the Insurance Act and applicable regulations. The capital requirements imposed under Bermuda law are expected to ensure that Iris Re is adequately capitalized. The amounts paid by counterparties to the Segregated Accounts upon issuance of the ILWs will be based on the parties’ respective assessments of the underlying risks, and will be determined based on arm’s-length negotiations. We have assumed that the ILWs will be valid and binding obligations of both the Segregated Accounts and the counterparties, and that amounts that become due to a Segregated Account as a premium for an ILW, or to a counterparty in respect of any insured loss under any ILW, will be payable (and paid) according to the terms of the obligation. Those amounts are analogous to premiums and loss claims, respectively, of a traditional property and casualty insurance policy. The primary business, and more than 80% of the business (measured by gross revenues), of each Segregated Account will be entering into ILWs under which payments by the Segregated Account will be triggered only if both (a) industry-wide losses from one or more specified catastrophic events exceed a threshold amount, and (b) the counterparty to the ILW suffers corresponding losses as a result of the specified catastrophic event(s). Thus, in general, the ILWs entered into by the Segregated Accounts are distinguishable from derivatives (e.g., weather derivatives) that do not always require a party to have an insurable interest in a triggering event. For those reasons, the ILWs entered into by the Segregated Accounts should generally constitute “insurance.”

Because the ILWs entered into by the Segregated Accounts should generally be treated as “insurance” for tax purposes and the writing of ILWs will represent more than 80% of the business (as so measured) of each Segregated Account, the Segregated Accounts should generally be treated as insurance companies if they were domestic entities. Thus, each Segregated Account should be a series treated as an entity formed under local law under the principles of Proposed Treasury Regulations Section 301.7701-1(a)(5).14

14            Establishing that a series would be treated as an entity formed under local law under Proposed Treasury Regulations Section 301.7701-1(a)(5) does not technically establish that the series would be recognized as a separate

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B.

The Fund, more likely than not, will not be treated as a “United States shareholder” (within the meaning of Section 951(b)) of a “controlled foreign corporation” for federal income tax purposes in respect of its investment in each Segregated Account.

1.	General principles.

A “United States shareholder,” within the meaning of Section 951(b) (a “U.S. Shareholder”), of a “controlled foreign corporation” (a “CFC”) is subject to special U.S. federal income tax rules, including rules requiring that the U.S. Shareholder include in its gross income its pro rata share of the CFC’s “subpart F income,” whether or not any amount is distributed by the CFC to the U.S. Shareholder.15 See § 951(a)(1)(A); see also, generally, §§ 951–965. A foreign corporation is a CFC if more than 50% of its total voting power or value is owned or treated as owned by U.S. Shareholders. § 957(a). For these purposes, a U.S. Shareholder is a United States person16 that owns 10% or more of the total combined voting power of all classes of stock entitled to vote in a particular foreign corporation.17

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entity for federal income tax purposes (e.g., a series treated as an entity formed under local law could be treated as a disregarded entity for federal income tax purposes). Whether a series treated as an entity formed under local law under the principles of Proposed Treasury Regulations Section 301.7701-1(a)(5) is recognized as a separate entity for federal income tax purposes is determined under Treasury Regulations Section 301.7701-1 and general tax principles.

15            In September 2016, the IRS and Treasury proposed regulations providing that amounts included in a RIC’s income in respect of its investment as a U.S. Shareholder in a CFC would generally only be treated as qualifying income for purposes of the 90% income test applicable to RICs under Section 851(b)(2) if the CFC makes a distribution to the RIC attributable to the income inclusion. See Prop. Treas. Reg. § 1.851-2(b)(2). If the Segregated Accounts were to be treated as CFCs and the proposed regulations were to be finalized in their present form, the Segregated Accounts might need to make current annual distributions to the Fund to enable the Fund to preserve its qualification as a RIC.

16            The term “United States person” is generally defined in Section 7701(a)(30). Under Section 957(c), the Section 7701(a)(30) definition is modified for purposes of subpart F, but those modifications are not relevant to the issues addressed herein.

17            Section 953(c)(1)(A) includes an alternative definition of “United States shareholder” for purposes of captive insurance companies. That definition only applies for purposes of taking into account “related person insurance income.” For these purposes, “related person insurance income” generally means any income attributable to the issuing or reinsuring of a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a United States shareholder in the foreign corporation or a related person to such a shareholder. Sections 953(a), 953(c)(2). For these purposes, a person would generally be a “related person” with respect to a shareholder if: (A) the person is an individual, corporation, partnership, trust or estate that controls, or is controlled

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For purposes of this Part III.B and Part III.C below, we assume that each Segregated Account will be treated as a separate entity for U.S. federal income tax purposes, consistent with the analysis in Part III.A above. All owners of a Bermuda segregated asset company, like Iris Re, have limited liability under Bermuda law. Thus, we understand that each segregated account will be treated as a “foreign eligible entity” for purposes of Treasury Regulations Section 301.7701-3(b)(2), the owners of which will all have limited liability. A foreign eligible entity whose owners all have limited liability will generally be treated as an association taxable as a corporation, unless it files an election to be treated as a partnership or as a “disregarded entity.” In any event, a Check the Box Election will be filed on behalf of each Segregated Account, to be effective on or before the date of its commencement of operations, to ensure that each Segregated Account is treated as a corporation for U.S. federal income taxes, pursuant to Treasury Regulations Section 301.7701-3. As a result, for purposes of this Part III.B and Part III.C below, we have assumed that each Segregated Account will be a foreign corporation for U.S. federal income tax purposes.

Under the CFC rules, an equity holder will only be treated as a U.S. Shareholder if it holds or is treated as holding 10% or more of the total combined voting power of all classes of stock entitled to vote in the foreign corporation at issue. See Section 951(b). Holding an ELN could not result in the Fund being treated as a U.S. Shareholder unless the ELNs were treated as stock for federal income tax purposes. It is likely, however, that the ELNs will be so treated.18

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by, the shareholder; or (B) the person is a corporation, partnership, trust, or estate which is controlled by the same person or persons that control the shareholder. Sections 953(c)(6), 954(d)(3). In this context, “control” means, with respect to a corporation, the ownership, directly or indirectly, of stock possessing more than 50% of the total voting power of all classes of stock entitled to vote or of the total value of stock of such corporation and, in the case of a partnership, trust, or estate, the ownership, directly or indirectly, of more than 50% (by value) of the beneficial interests in such partnership, trust, or estate.

Here, neither the Segregated Accounts nor the Fund will be insured under any insurance policy or contract underlying any ILW entered into by the Segregated Accounts. We have assumed that (a) no owner of a 50% interest in the vote or value of the Fund or any Segregated Account will be insured under any insurance policy or contract underlying any ILW entered into by the Segregated Accounts, and (b) no owner of a 50% interest in the vote or value of the Fund or any Segregated Account will own a 50% interest in the vote or value of any entity insured under any insurance policy or contract underlying any ILW entered into by the Segregated Accounts. On that basis, even if the Fund were to be treated as a “United States shareholder” under Section 953(c)(1)(A), we would not expect the Segregated Accounts to generate significant amounts of “related person insurance income.”

18            Whether an instrument should be treated as debt or equity generally turns on whether there was a genuine intention to create a debt with a reasonable expectation of repayment and, if so, whether that intent comports with the economic reality of creating a debtor-creditor relationship. See Fin Hay Realty Co. v. United States, 398 F.2d 694, 697 (3d Cir. 1968); Litton Bus. Sys., Inc. v. Comm’r, 61 T.C. 367, 377 (1973). Courts have articulated many relevant factors in resolving debt-versus-equity cases. See e.g., United States v. Uneco, Inc. (In re Uneco, Inc.), 532

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Even if they are treated as stock, though, we believe that it is more likely than not that the ELNs will not be treated as voting stock for this purpose.

Under Treasury Regulations Section 1.951-1(g)(2)(i), consideration is given to all the facts and circumstances in determining whether a United States person owns 10% or more of the total combined voting power of all classes of stock entitled to vote in a particular foreign corporation. In any case where a foreign corporation has more than one class of stock outstanding and one or more United States persons own shares of any one class of stock that possesses the power to elect, appoint, or replace a person or persons who, with respect to such corporation, exercise the powers ordinarily exercised by a member of the board of directors of a domestic corporation, the percentage of the total combined voting power with respect to such corporation owned by any such United States person is generally his proportionate share of the percentage of the persons exercising the powers ordinarily exercised by members of the board of directors of a domestic corporation which such class of stock (as a class) possesses the power to elect, appoint, or replace. Treas. Reg. § 1.951-1(g)(2)(i). In addition, a United States person will be deemed to own 10% or more of the total combined voting power with respect to a foreign corporation if such person owns 20% or more of the total number of shares of a class of stock of such corporation possessing one or more of the following powers:

●	The power to elect, appoint, or replace a majority of that body of persons exercising the powers ordinarily exercised by the board of directors of a domestic corporation;
●

Where the shareholders have the power to elect exactly one-half of the members of the governing body of the foreign corporation, the power either to cast the deciding vote in any such election or to exercise the power ordinarily exercised by the governing body during any deadlock which may arise; or

●	The power to elect, appoint, or replace any person who exercises those powers ordinarily exercised by the board of directors of a domestic corporation.

Treas. Reg. §§ 1.951-1(g)(2)(i), 1.957-1(b)(1).

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F.2d 1204, 1208 (8th Cir. 1976) (10 factors); Estate of Mixon v. United States, 464 F.2d 394, 402 (5th Cir. 1972) (13 factors); Fin Hay Realty Co., 398 F.2d at 697 (16 factors). Here, notwithstanding the designation of the ELNs as “notes,” we would expect the ELNs to be treated as equity for federal income tax purposes based, inter alia, on the intent of the parties, the contingent nature of all payments, before and at maturity, under the terms of the ELNs, the fact that the ELNs rank pari passu with the preferred share interests issued in respect of the Segregated Accounts, and the fact that the return on the ELNs issued in respect of a Segregated Account will equal the economic return that the Fund would have earned by owning preferred share interests.

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Neither the Fund, nor CNR, nor any affiliate of either of them will have any right to vote in respect of, to influence or control the exercise of voting rights in respect of, or to participate in the management of Pangaea, Cartesian, Cartesian GP, Iris Re, the Cartesian Account or the Segregated Accounts (as holder of the ELNs, by contract, or otherwise), and, other than the ELNs, none of them will hold any direct or indirect interest (e.g., through any other entity or chain of entities) in Pangaea, the Segregated Accounts, or Iris Re (or its general account). All Voting Shares in each Segregated Account will be held by Pangaea. Only the holders of the Voting Shares will be entitled to elect, appoint and replace Board Members, and the Board Members will have all the powers, including with respect to the Segregated Accounts, that are ordinarily exercised by a member of the board of directors of a U.S. corporation. The Board has delegated certain powers with respect to each Segregated Account to the Board of Managers of that Segregated Account. Each Segregated Account will have a separate Board of Managers, and each Board of Managers will consist of not less than three Managers. Pursuant to the Form Master Agreement, the Board of Managers will have the sole discretion to exercise all powers with respect to the relevant Segregated Account delegated to it by the Board, and each Manager will have powers similar to those of a director in relation solely to the applicable Segregated Account. The powers delegated to the Board of Managers will include the authority to engage Iris Re’s general account to provide services. No Manager of any Segregated Account will be an employee of, or otherwise affiliated with, Iris Re, CNR, the Fund or any of their respective affiliates. Only the holders of the Voting Shares will be entitled to elect, appoint and replace Managers.

Pangaea, as the sole holder of Voting Shares of each Segregated Account, will assign all of its voting rights in the Segregated Accounts to the Administrators such that no Administrator will hold 45% or more of the voting power of the Segregated Accounts in the aggregate, determined on a net asset value dollar-weighted basis. The voting rights will be exercised by the Administrators pursuant to the Voting Agreements. The Administrators will act on behalf of the holders of Voting Shares and independently exercise the voting rights of the Voting Shares, including with respect to the election of Board Members and Managers. The Voting Agreements may not be terminated prior to the expiration thereof, provided that Pangaea will have the right to terminate a Voting Agreement in the case of malfeasance of an Administrator in the discharge of its duties under the Voting Agreement. Upon the expiration of the term of a Voting Agreement which is not renewed, or in the event of the termination by Pangaea of a Voting Agreement, a new Voting Agreement will be entered into with respect to the relevant Segregated Accounts with a new independent third party administrator meeting certain minimum specified criteria. We understand that the Administrators will consistently exercise the voting rights of the Voting Shares of the Segregated Accounts, and neither the Fund, nor CNR, nor any of their affiliates will, or will have any right to, vote in respect of, influence or control the exercise of voting rights in respect of, or participate in the management of Pangaea, Cartesian, Cartesian GP, Iris Re, the Cartesian Account or any Segregated Account (as holder of the ELNs, by contract, or otherwise). No Administrator of any Segregated Account will be an affiliate of Pangaea, Iris Re, CNR, the Fund, Cartesian, Cartesian GP, the Cartesian Account, or any of their respective

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affiliates, and no Administrator will be required to, or otherwise will, act upon the instructions of Pangaea, Iris Re, CNR, the Fund, Cartesian, Cartesian GP, the Cartesian Account, or any of their respective affiliates. At least initially, the dollar amount of the Fund’s investment in the ELNs of each Segregated Account is likely to be somewhat smaller than that of Cartesian Account’s investment in preferred share interests of the corresponding Segregated Account, even though that status may change over time if the Fund succeeds in raising substantial additional capital. In all events, the Fund, as holder of the ELNs, will not be the only holder of material, bona fide interests in the Segregated Accounts and, in the absence of any provisions in the ELNs according the Fund voting or similar control rights, therefore should not be treated as having any form of de facto voting control of the Segregated Accounts.

That conclusion is also consistent with the Treasury Regulations and cases under Section 957, which defines when a foreign corporation will be treated as a CFC. Like Treasury Regulations Section 1.951-1(g)(2)(i), the regulations under Section 957 provide that “consideration will be given to all of the facts and circumstances” in determining whether U.S. Shareholders own 50% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote. Treas. Reg. § 1.957-1(b)(1). Those regulations go on to state that “mere ownership of stock entitled to vote does not by itself mean that the shareholder owning such stock has the voting power of such stock for purposes of Section 957” and that arrangements designed to “shift formal voting power” from U.S. shareholders will be disregarded “if in reality voting power is retained” by U.S. Shareholders. Treas. Reg. § 1.957-1(b)(2). Those regulations further provide:

where United States shareholders own shares of one or more classes of stock of a foreign corporation which has another class of stock outstanding, the voting power ostensibly provided such other class of stock will be deemed owned by any person or persons on whose behalf it is exercised or, if not exercised, will be disregarded if the percentage of voting power of such other class of stock is substantially greater than its proportionate share of the corporate earnings, if the facts indicate that the shareholders of such other class of stock do not exercise their voting rights independently or fail to exercise such voting rights, and if a principal purpose of the arrangement is to avoid the classification of such foreign corporation as a controlled foreign corporation under section 957.

Id.

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Thus, where applicable,19 Treasury Regulations Section 1.957-1(b)(2) can cause persons who do not actually own voting stock to be deemed to own voting power if the vote is exercised on their behalf and can cause the voting power of a class of stock to be disregarded if the shareholders of that class do not exercise their voting rights independently or fail to exercise them. In any event, we understand that the Administrators will consistently exercise the voting rights assigned to them by the holders of the Voting Shares of each Segregated Account, and neither the Fund, nor CNR, nor any of their affiliates will have any right to vote in respect of, to influence or control the exercise of voting rights in respect of, or to participate in the management of Pangaea, Cartesian, Cartesian GP, Iris Re, the Cartesian Account or any Segregated Account (as holder of the ELNs, by contract, through the Administrators, or otherwise).

Courts have considered facts outside of the terms of a CFC’s equity interests to determine who had the actual voting power of the CFC. For example, in Garlock Inc. v. Commissioner, the court held that a corporation was a CFC even though 50% of its stock entitled to vote was held by foreign shareholders. 498 F.2d 197 (2d Cir. 1973), cert. denied, 417 U.S. 911 (1974). The stock owned by the foreign shareholders was preferred stock that had been issued to alter the corporation’s “capital stock structure and voting rights in such a way that [it would not be] a ‘controlled foreign corporation.’” Id. at 198. Even though the foreign shareholders owned stock that held 50% of the voting power of the corporation, the court nonetheless found that the voting power of the preferred stock was “illusory” because, in reality, control of the corporation remained with its former sole shareholder, the owner of the remaining 50% of the voting stock of the corporation. Id. at 202. The court determined that the new foreign shareholders were selected because they understood the motives of the former sole shareholder (i.e., the avoidance of CFC treatment, but the retention of control by the former sole shareholder) and were “willing to vote their stock with [the former sole shareholder] in return for an ample dividend rate.” Id. at 199;20 see also Kraus v. Comm’r, 490 F.2d 898, 902, 903 (2d Cir. 1973) (voting power of new preferred stockholders, who had been selected because they were “either relatives, close personal

19            At issue here is whether the Fund will be treated as a U.S. Shareholder of the Segregated Accounts under Section 951(b) and the regulations thereunder, not whether the Segregated Accounts should be treated as CFCs under Section 957 and the regulations thereunder. Treasury Regulations Section 1.957-1(b) by its terms addresses only the Section 957 inquiry. Treasury Regulations Section 1.951-1(g)(2)(i) (which addresses the Section 951(b) inquiry) specifically incorporates the factors in Treasury Regulations Section 1.957-1(b)(1) but does not incorporate Treasury Regulations Section 1.957-1(b)(2). Thus, Treasury Regulations Section 1.957-1(b)(2) does not technically apply to the matter at issue here.

20            The court elaborated further: “It is significant here that the taxpayer sought out parties who understood both its motives and its situation. It is significant also that the terms of the arrangement worked out were such that the preferred shareholders would have no interest in disturbing the taxpayer’s continued control. The stock was made attractive by paying a rate in excess of market for the money advanced.” Id. at 201.

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friends or business associates” of the U.S. shareholders, was illusory because “the [common stockholders] never surrendered any real voting power to the preferred stockholders”); Estate of Weikopf v. Comm’r, 64 T.C. 78, 95, 97 (1975) (50% U.S. shareholders controlled more than 50% of the voting power of a foreign corporation because they could “‘essentially’ terminate the business” and because the other 50% shareholder who possessed 50% of the voting rights “lacked any real or meaningful power to influence decisions affecting the future of [the business]”).

Further, even where foreign shareholders own more than 50% of the voting stock of a foreign corporation, an implied agreement can cause the corporation’s U.S. shareholders to be treated as owning the voting rights with respect to that stock. See Koehring Co. v. United States, 433 F. Supp. 929 (E.D. Wis. 1977), aff’d per curiam, 538 F.2d 317 (2d Cir. 1976).

The Tax Court’s decision in Textron Inc. v. Commissioner. 117 T.C. 67 (2001), considers the effect of a voting trust on the ownership of the voting rights of a CFC. In Textron, Textron Inc. acquired substantially all of the shares of Advel PLC, a CFC and competitor in the same line of business as Textron. Id. at 68. However, a court order resulting from an action brought by the Federal Trade Commission (“FTC”) prohibited Textron from exercising “any voting power, influence, or control, directly or indirectly,” over Advel. Id. at 69. The order also (a) required that all rights to exercise the voting power of the Advel shares held by Textron be “vested in a trustee . . . who shall act in accordance with the Voting Trust Agreement;” (b) prohibited Textron from exercising or attempting to exercise direct or indirect control over Advel; and (c) prohibited any of Textron’s directors, officers, employees, agents, or representatives from becoming an officer of Advel or a member of its board. Id.

Pursuant to the order, a voting trust was created and its trustee, a former FTC commissioner, was to hold, “personally or through an agent,” the Advel stock certificates acquired by Textron. Id. at 70. The trustee surrendered the Advel shares she received from Textron to Advel, and Advel issued new stock certificates registered in the name of the trustee. Id. Pursuant to the order, the trustee was required to vote the Advel shares in a way “to ensure that Advel compete[d] vigorously with Textron.” Id. However, Textron was entitled to any dividends paid by Advel, if declared by Advel as determined in the discretion of the trustee. Id. Textron, the trustee, and Advel complied with the provisions of the order while it was in effect and during that time “Textron had no influence or control over the running of the Advel business.” Id. at 71.

At issue was whether Textron was a U.S. Shareholder of Advel. The IRS argued that Textron was considered the owner of the Advel shares held in the voting trust, a grantor trust under subpart E of the Code, and, therefore, was a U.S. Shareholder of Advel. Id. at 72. Textron took the position that it was not a U.S. Shareholder of Advel because it was prohibited from voting the Advel shares. Id. In the alternative, the IRS argued that the voting trust in which the Advel shares were held was a grantor trust under subpart E and a U.S. Shareholder under

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subpart F of the Code. Id. Under this alternative, the IRS argued that Textron was, as the voting trust’s grantor, required to include in its income any subpart F income realized by the trust. Id. Both parties agreed that Advel was a CFC. Id. at 74.

The court first found that Section 951(a) did not apply to impute Advel income to Textron under subpart F of the Code because Section 951(a) only applies to a U.S. Shareholder who “owns (within the meaning of section 958(a)) stock in the CFC.” Id. The court stated:

As opposed to the broadly inclusive text of section 951(b), where direct, indirect, and constructive ownership is considered, section 951(a) requires that the shares be directly owned or indirectly owned within the meaning of section 958(a) for the inclusion to be required. Section 958(a) attributes only stock owned through foreign entities to its indirect domestic owner. Thus, a taxpayer who owns no stock through a foreign entity is subject to the inclusion of subpart F income under section 951(a) only if the taxpayer is a U.S. shareholder who directly owns stock in the CFC.

Id. The court also held that Textron’s ownership of the Advel shares under the grantor trust rules did not satisfy the ownership requirement of Section 951(a). Id. 21

The court then found, however, that the voting trust was a trust under general tax principles, that the trust was a grantor trust, that Textron was the sole grantor of the trust, and that, as its grantor, Textron was required to include all of the voting trust’s subpart F income in its income for U.S. federal income tax purposes. Id. at 76-79.22

21            “Our comparison of the language in section 951(a) and (b) reveals that Congress was acutely aware of the various ways that a taxpayer could be considered to be an owner of an asset. By incorporating the constructive ownership rules into section 951(b) (by reference to section 958(b), which, in turn, references section 318(a)), and excluding the constructive ownership rules from section 951(a) (by choosing not to include a comparable reference), Congress prescribed a specific meaning for the term ‘owns’ in section 951(a).” Id.

22            Some commentators have been critical of the court’s decision. See John A. Glaccum, “The Application of Subpart F Income to a Domestic Corporation Through a Voting Trust After Textron v. Commissioner,” 55 Tax Law. 893, 901 (Spring 2002) (“The Tax Court relied on an overly formalistic view of the transaction between the FTC, Ms. Bailey, and Textron, and incorrectly concluded that the voting trust was a trust and a taxable entity.”); Matthew A. Stevens, “A Grantor Trust Visits Subpart F: Ruminations on Textron v. Commissioner and Other Anomalies,” 21 Va. Tax Rev. 507, 552 (2002) (“a careful analysis . . . support[s] reversing the decision in Textron”). One commentator noted that the decision could be manipulated to the benefit of taxpayers. See Peter A. Glicklich; Howard J. Levine, “Textron Makes for Mischief: Tax Court Opens a Pandora’s Box by Viewing a Voting Trust as a Separate Entity,” 1 J. Tax’n Global Transactions 5, 9 (2002).

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2.	Treatment and effect of the Voting Agreements.

The Voting Agreements will, more likely than not, be treated as contracts for the provision of services rather than as trusts for U.S. federal income tax purposes.23 Cf. Lafayette Distributors, Inc. v. U.S., 397 F.Supp. 719 (W.D. La. 1975) (holding that a voting trust is not an impermissible shareholder for an S corporation because a voting trust is merely a mechanism for the pooling of shareholder votes, it is not a taxable entity, and it is indistinguishable from an irrevocable proxy); A&N Furniture & Appliance Co. v. U.S., 271 F.Supp. 40 (S.D. Ohio 1967) (holding that a voting trust should not be treated as a shareholder of an S corporation because the creation of the voting trust did not and could not increase the size of the electing corporation, nor did it create accounting complications).

In defining “trust,” applicable regulations repeatedly refer to “trust property” and “property” of a trust. Treasury Regulations Section 301.7701-4(a). Repeated use of the “trust property” concept in the definition plainly contemplates that the existence of a trust requires “trust property” or a “corpus.” Under the Voting Agreements, however, no property will be transferred to the Administrators. Rather, the Administrators will agree to exercise the Voting Rights of the Voting Shares in exchange for the payment of an administration fee. Because the Voting Agreements do not contemplate the holding of any property in trust, they should not be treated as establishing a trust.24 Instead, the Administrators should be treated as agents of, or proxies for, the actual holders of the Voting Shares.

23            As discussed above, Section [X] of the Form Voting Agreement provides (and each Voting Agreement shall provide) that, other than the administration fees and any indemnification or other payments that may be required in connection with a breach of a Voting Agreement, the only amounts or property payable, transferable or distributable under the Voting Agreement or with respect to or in respect of the Voting Shares shall be payable, transferable or distributable to Pangaea. Under those circumstances, if the Voting Agreements were to be treated as establishing trusts, we would expect those trusts to be treated as so-called grantor trusts, the assets and income of which would be treated as assets and income of Pangaea, as the grantor. Section 677(a).

24            Any entity recognized as separate from its owners under federal income tax law is a “business entity” unless it is properly classified as a trust or otherwise subject to special treatment under the Code. Treasury Regulations Section 301.7701-2(a). While the precise scope of what constitutes an “entity” for this purpose is somewhat unclear, a joint venture or other arrangement may be treated as a separate entity for federal tax purposes if the participants carry on a trade, business, financial operation or venture and divide the profits therefrom. Treasury Regulations Section 301.7701-1(a)(2). The arrangements established by the Voting Agreements do not appear to fit into that category. Even if the arrangements established by the Voting Agreements were construed as business entities, however, they would have only one owner—Pangaea. Because no elections will be made to cause those arrangements to be treated as associations taxable as corporations for federal income tax purposes, even if the arrangements were construed as business entities, Pangaea would still be treated for federal tax purposes as the owner of the Voting Shares and as entitled to the income therefrom.

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Under these rules and court decisions, and subject to the discussion below, it is more likely than not that the Voting Agreements would not cause the Fund to be treated as a U.S. Shareholder of any of the Segregated Accounts. The Administrators will act on behalf of holders of Voting Shares and independently exercise the voting rights, including with respect to the election of Board Members and Managers. No Administrator of any Segregated Account will be an affiliate of, or will act for or under the instruction of, Pangaea, Iris Re, CNR, the Fund, or any of their respective affiliates.

The Textron decision is distinguishable and should not affect the conclusion reached herein since its facts are fundamentally different. In Textron, the U.S. District Court for the District of Columbia mandated that the rights to exercise voting power with respect to the Advel shares held by Textron be vested in a court-appointed “trustee” in accordance with a “Voting Trust Agreement.” The voting trust agreement in Textron, by its terms, created a trust and named a trustee, and the trustee took title to the shares. Here, the Voting Agreements are not in the form of trust agreements, do not purport to create trusts and do not name trustees, and no transfer of Voting Shares or other property to any trust is contemplated. Thus, the Voting Agreements will, more likely than not, be treated as contractual agreements for the provision of services, rather than trusts.

Based on these facts and circumstances, it is more likely than not that the Fund will not be treated as owning any voting power with respect to the Segregated Accounts. As such, the Fund, more likely than not, will not be treated as a U.S. Shareholder of a CFC in respect of its investment in any Segregated Account.

C.	The Segregated Accounts, more likely than not, will not be treated as “passive foreign investment companies” for federal income tax purposes.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes is treated as a passive foreign investment company (a “PFIC”) if (1) 75% or more of its gross income is “passive income” or (2) 50% or more of its assets for the taxable year (determined on an average basis) produce, or are held for the production of, “passive income.”25 § 1297(a). For purposes of the PFIC definition, the Code excludes certain insurance income from the definition of “passive income.” § 1297(b)(2)(B). Specifically, Section 1297(b)(2)(B) provides that, except as provided in regulations, “passive income” does not include any income that is “derived in the active

25             The proposed regulations described at note 14 would also apply to RICs’ investments in PFICs. See Prop. Treas. Reg. § 1.851-2(b)(2). If the Segregated Accounts were to be treated as PFICs and those proposed regulations under Section 851 were to be finalized in their present form, the Segregated Accounts might need to make current annual distributions to the Fund to enable the Fund to preserve its qualification as a RIC.

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conduct of an insurance business by a corporation which is predominantly engaged in an insurance business and which would be subject to tax under subchapter L if it were a domestic corporation.” The temporary and final Treasury Regulations promulgated under Section 1297(b)(2)(B) do not include any pertinent exceptions to this rule. Until any such regulations are promulgated, any income derived in the active conduct of an insurance business by a corporation predominantly engaged in the insurance business and that would be subject to tax under subchapter L if it were a domestic corporation should not be treated as passive income for purposes of the PFIC rules. At least one court has held that a statutory provision does not apply in the absence of regulations when the statute specifies that the provision applies “only to the extent provided in regulations.” See Alexander v. Comm’r, 95 T.C. 467 (1990) (holding that Section 465(b)(3) did not apply in the absence of regulations where Section 465(c)(3)(D) stated that Section 465(b)(3) “shall apply only to the extent provided in regulations”). The same logic should apply here, where the statute mandates the application of a general rule, except as provided in regulations, and no regulations have been issued.

As discussed under Part III.A above, it is more likely than not that each Segregated Account will be treated as a corporation for U.S. federal income tax purposes. As discussed in Part III.A.2 above, because the ILWs entered into by the Segregated Accounts should be treated as “insurance” for tax purposes and because the writing of ILWs will represent more than 80% of the business (measured by gross revenues) of each Segregated Account, the Segregated Accounts would be treated as insurance companies if they were domestic entities. Domestic entities that are treated as insurance companies are subject to tax under subchapter L. See §§ 801(a)(1), 831(a). For purposes of determining whether Section 1297(b)(2)(B) applies, the remaining questions are whether the income earned by the Segregated Accounts is derived from the “active conduct” of an insurance business and whether each Segregated Account is “predominantly engaged in an insurance business.”

Legislative committee reports in connection with a 1984 statutory change support treating each Segregated Account as predominantly engaged in an insurance business. Prior to 1984, the Code did not define “insurance company.” Since 1960, however, Treasury Regulations under Section 801 have defined the term as “a company whose primary and predominant business activity during the taxable year is the issuing of insurance or annuity contracts or the reinsuring of risks underwritten by insurance companies.” See Treas. Reg. § 1.801-3(a) (emphasis added); T.D. 6513, 1961-1 C.B. 251. In 1984, Congress added a definition of “insurance company” to Section 816(a), specifying that an entity will be treated as an insurance company only if more than half of the entity’s business is the issuing of insurance or annuity contracts or the underwriting of risks underwritten by insurance companies. Deficit Reduction Act of 1984, Pub. L. No. 98-369, § 211(a), 98 Stat. 494, 748 (1984). The legislative committee reports surrounding the changes to Section 816(a) state:

By requiring [that] more than half rather than that the “primary and predominant business activity” be insurance activity, the bill

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adopts a stricter and more precise standard for a company to be taxed as a life insurance company than does the general regulatory definition [under Section 801] . . . .

Staff of J. Comm. on Tax’n, 98th Cong., General Explanation of the Revenue Provisions of the Deficit Reduction Act of 1984, 528-83 (Comm. Print 1984); S. Comm. on Fin., 98th Cong., Deficit Reduction Act of 1984, Explanation of Provisions Approved by the Committee on March 21, 1984, Vol. I, 525-26; see also H.R. Rep. No. 108-457, at 50 (2004) (Conf. Rep.).

Because Congress apparently intended that the Section 816(a) definition of “insurance company” be stricter and more precise than the regulatory definition promulgated under Section 801, any company that would meet the Section 816(a) definition should also meet both the primary-and-predominant standard under Treasury Regulations Section 1.801-3(a) and the (similar) predominantly-engaged-in standard under Section 1297(b)(2)(B). See Notice of Proposed Rulemaking, “Exception from Passive Income for Certain Foreign Insurance Companies,” 80 Fed. Reg. 22,954, 22,955 (proposed Apr. 24, 2015) (adopting this reasoning in the preamble to regulations proposed under Section 1297). Each Segregated Account is expected to meet the Section 816(a) definition standard, as discussed in Part III.A.2 above. Thus, each Segregated Account should meet the predominantly-engaged-in standard under Section 1297(b)(2)(B).

Treasury Regulations in a closely related context also support treating the Segregated Accounts as “predominantly engaged in an insurance business,” and support treating the Segregated Accounts as engaged in the “active conduct” of an insurance business. See Treas. Reg. § 1.904-4(e). Section 1297(b)(2)(B) became law as part of a broader package of foreign tax provisions, Title XII of the Tax Reform Act of 1986, Pub. L. No. 99-514, 100 Stat. 2085 (the “1986 Act”).26 Title XII of the 1986 Act also included Sections 904(d)(2)(C)(ii) and 952(c)(1)(B)(v), which both refer to entities that are “predominantly engaged in the active conduct of” financing or insurance businesses. Because Sections 904(d)(2)(C)(ii), 952(c)(1)(B)(v) and 1297(b)(2)(B) contain very similar language and were contemporaneously enacted, they should be interpreted similarly. In accordance with this premise, Congress has acknowledged that the Treasury Regulations promulgated under Section 904(d)(2)(C)(ii) generally apply in determining whether an entity is “predominantly engaged in the active

26            Section 1297 was originally enacted as Section 1296 and then redesignated as Section 1297 in 1997. See Taxpayer Relief Act of 1997, Pub. L. No. 105-34, § 1122(a), 111 Stat. 788, 972 (1997).

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conduct of an insurance business” within the meaning of Section 952(c)(1)(B). See H.R. Rep. No. 108-755, at 383-84 (2004) (Conf. Rep.).27

Recognizing that insurance and finance businesses differ in some ways from other businesses, the Section 904 Treasury Regulations focus on the entity’s activities rather than on who performs those activities in testing whether an entity is predominantly engaged in the active conduct of an insurance or finance business. The regulations do not refer to the activities of employees or independent contractors. Instead, the Section 904 Treasury Regulations provide that an entity is “predominantly engaged in the active conduct of a banking, insurance, financing, or similar business” if at least 80% of its gross income is “active financing income,” which includes two categories of insurance-related income. See Treas. Reg. §§ 1.904-4(e)(2), (e)(3). The first category of insurance-related income is:

Income that is of a kind that would be insurance income as defined in section 953(a) (including related party insurance income as defined in section 953(c)(2)) and determined without regard to those provisions of section 953(a)(1)(A) that limit insurance income to income from countries other than the country in which the corporation was created or organized.

Treas. Reg. § 1.904-4(e)(2)(i)(A). That language has not been updated to reflect that “those provisions of Section 953(a)(1)(A) that limit insurance income to income from countries other than the country in which the corporation was created or organized” were moved to Section 953(e) in 1998. Tax and Trade Relief Extension Act of 1998, Pub. L. No. 105-277, § 1005(b)(1)(B), 112 Stat. 2681, 2681-894 to -897 (1998). Setting aside income described in Section 953(e), Section 953(a) defines insurance income to mean any income that is attributable to the issuing (or reinsuring) of an insurance or annuity contract and that would, subject to the modification provided by Section 953(b), be taxed under subchapter L if such income were the income of a domestic insurance company. We would expect more than 80% of each Segregated Account’s income to be attributable to the issuing or reinsuring of insurance (but not annuity contracts), because (as discussed in Part III.A.2) we believe the ILWs (but not necessarily the ILW Swaps, if any) entered into by the Segregated Accounts more likely than not constitute “insurance” and more than 80% of the business of each Segregated Account will be entering into ILWs (measured by gross revenues).We would also expect that any such income would be taxed

27             Treasury Regulations under Section 884 should also be interpreted by reference to the Section 904 Treasury Regulations in this context. In defining what it means to be “predominantly engaged in the active conduct of an insurance business,” Treasury Regulations Section 1.884-5(e)(2) refers to Section 952(c)(1)(B), which, as discussed in the text, Congress has acknowledged is interpreted under Treasury Regulations Section 1.904-4(e).

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under subchapter L if such income were the income of a domestic insurance company. See §§ 801(a)(1), 801(b), 803(a)(3), 831(a), 832(b)(1).

Certain income of the Segregated Accounts that does not fall within the first category of insurance-related income described in Treasury Regulations Section 1.904-4(e)(2)(i) might fall within the second category of insurance-related income:

Income from the investment by an insurance company of its unearned premiums or reserves ordinary and necessary to the proper conduct of the insurance business, income from providing services as an insurance underwriter, income from insurance brokerage or agency services, and income from loss adjuster and surveyor services.

Treas. Reg. § 1.904-4(e)(2)(i)(B). Because more than 80% of each Segregated Account’s gross income should fall within the two categories of insurance income described in Treasury Regulations Section 1.904-4(e)(2)(i), each Segregated Account should meet the 80% test in Treasury Regulations Section 1.904-4(e)(3), establishing that each Segregated Account is “predominantly engaged in the active conduct of a banking, insurance, financing, or similar business” within the meaning of Treasury Regulations Section 1.904-4(e)(1)(i).

If Treasury Regulations Section 1.904-4(e) is applied by analogy, more than 80% of each Segregated Account’s income should be treated as “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business” within the meaning of Section 1297(b)(2)(B). Assuming that the ILWs entered into by a Segregated Account constitute “insurance” and on the understanding that the writing of ILWs represents more than 80% of the business of the Segregated Account (measured by gross revenues), the Segregated Account would be treated as an insurance company if it were a domestic entity. Thus, if that regulation were so applied by analogy, more than 80% of the Segregated Accounts’ income should be excluded from the definition of “passive income.”

In April 2015, the Treasury proposed regulations under Section 1297 that, if finalized in their present form, would define “active conduct” by reference to Treasury Regulations promulgated under Section 367.28 See Exception from Passive Income for Certain Foreign Insurance Companies, 80 Fed. Reg. at 22,954; Prop. Treas. Reg. § 1.1297-4(b)(1). Under the

28             The proposed regulations refer to temporary Treasury Regulations under Section 367. In December 2016, the IRS and Treasury finalized the Treasury Regulations under Section 367. T.D. 9803, 2017-3 I.R.B. 380. The differences between the finalized and temporary Section 367 Treasury Regulations are not relevant for purposes of this opinion.

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proposed Section 1297 regulations, a foreign corporation would generally be treated as engaged in the “active conduct” of an insurance business only if its own officers and employees carry out substantial managerial and operational functions. See Treas. Reg. § 1.367(a)-2(d)(3); Prop. Treas. Reg. § 1.1297-4(b)(1). The activities of independent contractors (such as Iris Re’s general account, which may (with its own employees and through Cartesian Re Management Co) provide services to the Segregated Accounts, as described above) would generally not be taken into account for these purposes. See Treas. Reg. § 1.367(a)-2(d)(3). The proposed Section 1297 regulations would narrow the Section 367 Treasury Regulations for these purposes by ignoring the activities of officers and employees of related entities. See Prop. Treas. Reg. § 1.1297-4(b)(1). The proposed Section 1297 regulations are not effective as of the date hereof and would only become effective when finalized. Prop. Treas. Reg. § 1.1297-4(c).

The Section 367 Treasury Regulations to which the proposed Section 1297 regulations refer are generic provisions that do not specifically discuss insurance businesses. Because the Section 904 Treasury Regulations are a more specific authority regarding what it means to be engaged in the “active conduct” of an insurance business, and because the Section 1297 regulations that refer to them are only proposed regulations and are not currently effective, the Section 904 Treasury Regulations should be more influential in interpreting Section 1297(b)(2)(B), which is specific to insurance businesses.29 Moreover, the relevant provisions of Section 904, Section 952 and Section 1297 were all enacted contemporaneously and should therefore be interpreted in a similar manner. Thus, unless and until the proposed Section 1297 regulations are finalized, we believe the better view is that the Treasury Regulations under Section 904 provide reliable guidance as to whether income is derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business, within the meaning of Section 1297(b)(2)(B).

29             Treasury Regulations Section 1.355-3(b)(2)(iii) also makes no specific reference to insurance in generically describing what it means to be engaged in the “active conduct” of a trade or business for purposes of Section 355. For that reason, Treasury Regulations Section 1.355-3(b)(2)(iii) should not displace the Section 904 Treasury Regulations as the primary authority on the definition of “active conduct” in the context of an insurance business.

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In sum, notwithstanding the proposed Section 1297 regulations, we believe the Segregated Accounts, more likely than not, will not be treated as PFICs.30

Very truly yours,
MORGAN, LEWIS & BOCKIUS LLP

30             Certain securities that may be used in structuring the ILWs entered into by the Segregated Accounts, e.g., securities issued by certain foreign entities used to hold collateral in connection with ILWs, could themselves constitute interests in PFICs. Under Section 1298(a)(2)(A), the Fund could be subject to the PFIC rules in respect of its indirect interest in such entities. The tax characterization of entities other than the Segregated Accounts is beyond the scope of this opinion.